EXHIBIT 23.2

INDEPENDENT PUBLIC ACCOUNTANTS

The Plan’s financial statements and schedules for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants.

Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated May 20, 2002 into the Plan’s previously filed registration statement on Form S-8 under the Securities Act of 1933, as amended (File No. 333-72902), we have dispensed with the filing of their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.